NEWS RELEASE
For More Information:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for Fourth Quarter and Year-End 2013
BIRMINGHAM, AL – (PRNewswire) – February 20, 2014 – ProAssurance Corporation (NYSE: PRA) today reported Net Income of $70.9 million for the fourth quarter of 2013 and $297.5 million for the twelve months ended December 31, 2013. Operating Income was $61.4 million and $221.1 million for those same periods. Net Income per diluted share was $1.14 for the quarter and $4.80 for the twelve months. Operating Income per diluted share for the same periods was $0.99 and $3.56, respectively. Book Value per Share at year-end was $39.13, an increase of 6% over year-end 2012.

Unaudited Consolidated Financial Summary (in thousands)
	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
Gross Premiums Written	$115,728	$107,208	$567,547	$536,431
Net Premiums Written	$107,369	$130,621	$525,182	$528,298
Net Premiums Earned	$129,392	$155,615	$527,919	$550,664
Net Investment Income	$29,982	$34,181	$129,265	$136,094
Equity in Earnings (Loss) of Unconsolidated Subsidiaries	$11,039	$(2,791)	$7,539	$(6,873)
Net Investment Result	$41,021	$31,390	$136,804	$129,221
Net Realized Investment Gains (Losses)	$20,253	$6,514	$67,904	$28,863
Other Income	$2,247	$1,901	$7,551	$7,106
Total Revenues	$192,913	$195,420	$740,178	$715,854
Net Losses and Loss Adjustment Expenses	$34,890	$5,008	$224,761	$179,913
Underwriting, Policy Acquisition and Operating Expenses	$42,226	$32,550	$147,817	$135,631
Interest Expense	$1,669	$179	$2,755	$2,181
Loss on Extinguishment of Debt	$—	$—	$—	$2,163
Total Expenses	$78,785	$37,737	$375,333	$319,888
Gain (reduction to gain) on Acquisition	$(3,672)	$—	$32,314	$—
Tax Expense	$39,592	$56,417	$99,636	$120,496
Net Income	$70,864	$101,266	$297,523	$275,470
Operating Income	$61,351	$96,609	$221,097	$257,238
Net Operating Cash Flow	$14,641	$29,894	$38,602	$91,250

Earnings per Share (in thousands, except for per share data)
Weighted average number of common shares outstanding	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
Basic	61,669	61,524	61,761	61,342
Diluted	61,961	61,922	62,020	61,833
Net Income per Share (Basic)	$1.15	$1.65	$4.82	$4.49
Net Income per Share (Diluted)	$1.14	$1.64	$4.80	$4.46
Operating Income per share (Diluted)	$0.99	$1.56	$3.56	$4.16

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Key Ratios
	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
Current Accident Year Loss Ratio	90.2%	76.8%	84.8%	82.1%
Effect of Prior Accident Years' Reserve Development	-63.2%	-73.6%	-42.2%	-49.4%
Net Loss Ratio	27.0%	3.2%	42.6%	32.7%
Expense Ratio	32.6%	20.9%	28.0%	24.6%
Combined Ratio	59.6%	24.1%	70.6%	57.3%
Operating Ratio	36.4%	2.1%	46.1%	32.6%
Return on Equity (Excludes Gain on Acquisition)	12.5%	17.5%	11.4%	12.4%
In 2013, we recognized a gain of $32 million in connection with our acquisition of Medmarc Casualty Insurance Company, formerly Medmarc Mutual Insurance Company (Medmarc), because the fair value of the net assets we acquired exceeded our purchase price. Our year-end deferred tax review resulted in a $3.7 million reduction of the gain reported in previous quarters of 2013.
Return on Equity is calculated by dividing annualized Net Income, excluding the gain on the acquisition of Medmarc, for the period by the average of beginning and ending Shareholders’ Equity.
Non-GAAP Financial Measures
Operating income is a non-GAAP financial measure that is widely used to evaluate performance within the insurance sector. In calculating Operating Income, we have excluded the after-tax effects of net realized investment gains or losses, guaranty fund assessments or recoupments, a loss on the extinguishment of debt, a gain recognized as the result of an acquisition and the effect of confidential settlements that do not reflect normal operating results. We believe Operating Income presents a useful view of the performance of our insurance operations, but should be considered in conjunction with Net Income computed in accordance with GAAP. The following table is a reconciliation of Net Income to Operating Income:

Reconciliation of Net Income to Operating Income (in thousands, except per share data)
	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
Net Income	$70,864	$101,266	$297,523	$275,470
Items excluded in the calculation of operating income:
(Gain) Loss on Extinguishment of Debt	$—	$—	$—	$2,163
Net Realized Investment (Gains) Losses	$(20,253)	$(6,514)	$(67,904)	$(28,863)
Guaranty Fund Assessments (Recoupments)	$(31)	$329	$40	$345
(Gain) Reduction to gain on Acquisition	$3,672	$—	$(32,314)	$—
Effect of Confidential Settlements, Net	$—	$(980)	$—	$(1,694)
Pre-Tax Effect of Exclusions	$(16,612)	$(7,165)	$(100,178)	$(28,049)
Tax Effect at 35%, Exclusive of Non-Taxable Gain on Acquisition	$7,099	$2,508	$23,752	$9,817
Operating Income	$61,351	$96,609	$221,097	$257,238
Per Diluted Common Share:
Net Income	$1.14	$1.64	$4.80	$4.46
Effect of Adjustments	$(0.15)	$(0.08)	$(1.24)	$(0.30)
Operating Income Per Diluted Common Share	$0.99	$1.56	$3.56	$4.16

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Management Commentary
“We continue to focus on delivering value to our shareholders as we position ProAssurance for the future. In 2013 we grew our top line by adding business that meets our expectations for profitability and returns, we strengthened our balance sheet and we grew Book Value per Share for the 22nd consecutive year,” said W. Stancil Starnes, the Chairman and Chief Executive Officer of ProAssurance. He further commented on the important role ProAssurance’s acquisitions played in 2013, and will play in the years ahead, saying, “Our acquisitions of Medmarc and IND in Nevada were key to our growth in 2013, as expected. Going forward, we expect our acquisition of Eastern Insurance to be equally important as we evolve ProAssurance into a healthcare-centric specialty insurance company equipped to successfully meet the increasingly complicated risks faced by our insureds.”
Business Detail

Gross Premium Written (in thousands, premium for reporting endorsements allocated by line)
	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
Healthcare Professional Liability	$100,924	$103,835	$503,870	$517,399
Legal Professional Liability	$5,206	$2,980	$27,604	$17,402
Medical Technology and Life Sciences Products Liability	$9,150	$—	$34,190	$—
Other	$448	$393	$1,883	$1,630
	$115,728	$107,208	$567,547	$536,431

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Gross Premiums Written were $116 million in the fourth quarter of 2013, an increase of 8% over fourth quarter 2012. For the year ended December 31, 2013, Gross Premiums Written were $568 million, an increase of 6% compared to 2012.

In the fourth quarter of 2013, Healthcare Professional Liability Gross Premiums Written decreased 3%, or
$2.9 million, compared to the prior year quarter. However, we did generate $7 million of new physician business, $2.0 million of which was from our acquisition of Independent Nevada Doctors Insurance Company (IND). Year-to-date, IND has added $10.8 million in Gross Premiums Written.
Our Medmarc acquisition produced $9.2 million of new premium in medical technology and life sciences products liability in the quarter and has added $34.2 million in the year ended December 31, 2013. Further, Medmarc added $1.6 million of new premium to our legal professional liability line and for the year-to-date has produced $9.4 million in new legal professional liability premium.

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For the fourth quarter of 2013, Net Premiums Earned were $129 million, a 17% decrease from the same period in 2012. Net Premiums Earned for 2013 were $528 million, a decrease of approximately 4% over full year 2012. In both periods the primary driver was an increase in ceded premiums, which were higher due to a reduction in the beneficial effect of the swing-rated premiums ceded under provisions of our core reinsurance treaties as well as an increase in premiums ceded under quota share reinsurance arrangements with strategic business partners.

•	Premium retention in our standard physician business was 89% for both the fourth quarter and full year 2013. This compares to 89% in the fourth quarter of 2012 and 90% for all of 2012.

•	Renewal pricing on our physician professional liability book averaged 1% lower for the fourth quarter of 2013 as compared to 2012’s fourth quarter and is unchanged, on average, year-over-year.
Loss and Loss Adjustment Expenses

Net Losses (in millions)
	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
Current Accident Year Net Losses	$116.7	$119.5	$447.5	$452.0
Prior Accident Year Net Losses	$(81.8)	$(114.5)	$(222.7)	$(272.0)
Net Losses	$34.9	$5.0	$224.8	$180.0

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•	Net favorable reserve development was $81.8 million in the fourth quarter. We recognized $222.7 million of favorable reserve development in 2013.

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Our current accident year loss ratio was 90.2% for the quarter and 84.8% for the year-to-date, compared to 76.8% and 82.1% for the respective year-ago periods. The increase in the current accident year loss ratio is attributable in part to the decrease in net earned premium, driven by the change in the swing-rated component of ceded premiums, which accounted for 6.4 percentage points of the quarter increase and almost all of the year-over-year increase.

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The calendar year net loss ratio was 27.0% for the fourth quarter of 2013 an increase of 23.8 percentage points from the year-ago period. The calendar year net loss ratio for the year was 42.6%, an increase of 9.9 percentage points compared to 2012. The change in both comparative periods is principally attributable to the decrease in earned premiums combined with lower favorable loss development in 2013 compared to 2012.

Cash Flow

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Operating cash flow declined by $15.3 million in the quarter as compared to fourth quarter 2012. Approximately $4 million of the decline is attributable to the acquisition of Eastern Insurance Holdings, Inc. (Eastern) and the establishment of Lloyd’s Syndicate 1729. The $52.6 million decline in cash flow for full year 2013 reflects payment of transaction-related costs for acquisitions completed in 2012 and 2013, as well as costs for our establishment of Syndicate 1729, lower investment income receipts, and an increase in tax payments resulting from a protective tax payment.

Investment Commentary

•	Our Net Investment Result in the fourth quarter was $41.0 million, 31% higher than in the same period a year ago. Earnings in Unconsolidated Subsidiaries increased by $13.8 million quarter-over-quarter, $10.5 million of the increase being due to a required change in accounting treatment for an investment that was reclassified from an investment carried at cost to one carried at fair market value. That increase offset a
$4.2 million decline in Investment Income, which was primarily due to the continuing effect of lower yields on our fixed income portfolio. Our 2013 Net Investment Result was $136.8 million, 5.9% higher than in 2012, primarily due to the fourth quarter change in accounting treatment. The average tax equivalent income yield in our portfolio was 4.3% for the year ended December 31, 2013, compared with 4.5% in 2012.

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The CUSIP-level disclosure of our investment holdings as of December 31, 2013 is available under Supplemental Investor Information in the Investor Relations section of our website, www.ProAssurance.com.

Balance Sheet Highlights (in thousands, except per share data)
	12/31/2013	12/31/2012
Shareholders' Equity	$2,394,414	$2,270,580
Total Investments	$3,941,045	$3,926,902
Total Assets	$5,150,891	$4,876,578
Policy Liabilities	$2,363,398	$2,334,446
Accumulated Other Comprehensive Income (Loss)	$59,661	$145,380
Goodwill	$161,115	$163,055
Book Value per Share	$39.13	$36.85
Capital Management

•	We issued $250 million of long-term debt in November 2013. These notes bear a 5.3% coupon and are due in November 2023.

•	We purchased approximately 507,000 shares of our stock in the fourth quarter of 2013 at a cost of
$24.5 million. From January 1, 2014 through February 19, 2014, we have purchased approximately 819,000 additional shares of our stock at a cost of $38 million. We have approximately $165,000 million remaining in our Board-authorized repurchase program.

•	Our regular dividend of $0.30 per share was declared in December 2013 and paid on January 9, 2014.

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Transaction Update

•	Our acquisition of Eastern closed effective January 1, 2014 and plans to bring Eastern into our organization are being executed as expected.

•	Lloyd’s Syndicate 1729 began operation on January 1, 2014. We are providing $78 million, or 58% of the initial capital to support the Syndicate’s underwriting.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in medical professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past seven years. ProAssurance Group is rated
“A+” (Superior) by A.M. Best and ProAssurance is rated “A” (Strong) by Fitch Ratings.
Conference Call Information

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Live: Friday, February 21, 2014, 10:00 AM ET. Investors may dial (888) 556-4997 (toll free) or (719) 325-2495. The call will also be webcast on our website, www.ProAssurance.com, and on StreetEvents.com.

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Replay: By telephone, through March 7, 2014, at (888) 203-1112 or (719) 457-0820, using access code 7891659. The replay will also be available on our website, www.ProAssurance.com, and on StreetEvents.com, through at least March 21, 2014.

•	Podcast: A replay, and other information about ProAssurance, is available on a free subscription basis through a link on the ProAssurance website or through Apple’s iTunes.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
Risks that could adversely affect the integration of Medmarc Mutual Insurance Company, now Medmarc Casualty Insurance Company (Medmarc) and Eastern Insurance Holdings, Inc. (Eastern) into ProAssurance include, but are not limited to, the following:

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the outcome of claims that may be asserted by either the policyholders or shareholders of any of these acquired entities relating to payments or other issues associated with the acquisition of the entities and subsequent mergers into ProAssurance;

•	cost savings from the transactions may not be fully realized or may take longer to realize than expected;

•	the operations of ProAssurance and Medmarc or ProAssurance and Eastern may not be integrated successfully, or such integration may take longer to accomplish than expected; and

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•	operating costs, customer loss and business disruption following one or both transactions, including adverse effects on relationships with employees, may be greater than expected.
Additional risks that could arise from our membership in the Lloyd’s of London market (Lloyd’s) and our participation in Lloyd’s Syndicate 1729 (Syndicate 1729) include but are not limited to the following:

•	members of Lloyd’s are subject to levies by the Council of Lloyd’s based on a percentage of the members’ underwriting capacity, currently a maximum of 3%;

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syndicate operating results can be affected by decisions made by the Council of Lloyd’s over which the management of Syndicate 1729 has little ability to control, such as a decision to not approve our annual business plan, or a decision to increase the capital required to continued operations, and by our obligation to pay levies to Lloyd’s;

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Lloyd’s insurance and reinsurance relationships and distributions channels could be disrupted or Lloyd’s trading licenses could be revoked making it more difficult for Syndicate 1729 to distribute and market its products; and

•	rating agencies could downgrade their ratings of Lloyd’s as a whole.
The following important factors are among those that could affect the actual outcome of other future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;

•	our ability to maintain our dividend payments;

•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;

•	the enactment or repeal of tort reforms;

•	formation or dissolution of state-sponsored healthcare professional liability insurance entities that could remove or add sizable groups of physicians from or to the private insurance market;

•	changes in the interest rate environment;

•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;

•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;

•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;

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changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission (SEC), the Public Company Accounting Oversight Board, or the New York Stock Exchange (NYSE) and that may affect our business;

•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or the particular insurance lines underwritten by our subsidiaries;

•	the effects of changes in the healthcare delivery system, including but not limited to the Patient Protection and Affordable Care Act (the Healthcare Reform Act);

•	consolidation of healthcare providers resulting in entities that are more likely to self-insure a substantial portion of their healthcare professional liability risk;

•	uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance;

•	changes in the availability, cost, quality or collectability of insurance/reinsurance;

•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;

•	allegation of bad faith which may arise from our handling of any particular claim, including failure to settle;

•	loss of independent agents or brokers;

•	changes in our organization, compensation and benefit plans;

•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;

•	our ability to retain and recruit senior management;

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•	the availability, integrity and security of our technology infrastructure;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;

•	the impact of acts of terrorism and acts of war;

•	the effects of terrorism related insurance legislation and laws;

•	assessments from guaranty funds;

•	our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;

•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;

•	provisions in our charter documents, Delaware law and state insurance law may impede attempts to replace or remove management or may impede a takeover;

•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;

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taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

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expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees and key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risk factors that may cause outcomes that differ from our expectations or projections are described in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, such as current reports on Form 8-K, and regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.
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